EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 8, 2016, except for the change in the manner in which the company presents restricted cash on the statement of cash flows as discussed in Note 2 to the consolidated financial statements, as to which the date is March 7, 2017 relating to the financial statements, which appears in Bridgepoint Education, Inc’s Annual Report on Form 10-K for the year ended December 31, 2016.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California
January 10, 2018